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                                                                    EXHIBIT 99.5


                           EXCHANGE AGENCY AGREEMENT

                                                            ______________, 2000

The Chase Manhattan Bank
Capital Markets Fiduciary Services
450 W. 33rd Street, 15th Floor
New York, New York 10001
Attention: Valerie Dunbar, Corporate Trust Department

Ladies and Gentlemen:

     ASAT (Finance) LLC ("ASAT Finance"), a Delaware limited liability company, has made an offer (the "Exchange Offer") to exchange its outstanding unregistered 12.5% Senior Notes due 2006 (the "Original Notes") for registered 12.5% Senior Notes due 2006 (the "Exchange Notes"). The Original Notes are and the Exchange Notes will be guaranteed by ASAT Holdings Limited, ASAT Limited and its subsidiaries (collectively, the "Guarantors"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus dated ______________, 2000 (the "Prospectus") distributed to all record holders of the Original Notes. The Original Notes and the Exchange Notes are collectively referred to herein as the "Notes."

     ASAT Finance and the Guarantors hereby appoint The Chase Manhattan Bank to act as exchange agent and information agent (in such capacities, the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Chase Manhattan Bank.

     The Exchange Offer is expected to be commenced on or about October 16, 2000. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program ("ATOP") of the Depository Trust Company ("DTC")) is to be used by the holders of the Original Notes to accept the Exchange Offer, and contains instructions with respect to the delivery of certificates for Original Notes tendered.

     The Exchange Offer shall expire at 5:00 p.m., New York City time, on or about November 14, 2000 or on such later date or time to which ASAT Finance may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, ASAT Finance expressly reserves the right to extend the Exchange Offer at any time and from time to time by giving oral (promptly confirmed in writing) or written notice to you on the business day following the previously scheduled Expiration Date.

  In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

     1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer," in the "Letter of Transmittal" accompanying the Prospectus or herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.
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     2.   You will establish an account with respect to the Original Notes at
          DTC for purposes of the Exchange Offer promptly after the date of the Prospectus, and any financial institution that is a participant in DTC's book entry transfer system may make book-entry delivery of Original Notes by causing DTC to transfer such Original Notes into The Chase Manhattan Bank's account in accordance with DTC's procedure for such transfer.

     3. Upon written instruction from ASAT Finance, you are to arrange for the mailing of the Prospectus, the Letters of Transmittal and other documents related to the Exchange Offer, copies of which will be furnished to you by ASAT Finance, to registered holders of Original Notes and such other addressees as ASAT Finance may specify in writing in accordance to such instruction.

     4. You are to examine each of the Letters of Transmittal and certificates for Original Notes and any other documents delivered or mailed to you by or for holders of the Original Notes, and any book-entry confirmations received by you with respect to the Original Notes, to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and that such book-entry confirmations are in due and proper form and contain the information required to be set forth therein and (ii) the Original Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or where book-entry confirmations are not in due and proper form or omit certain information, or any of the certificates for Original Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Original Notes exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

     5. With the approval of a Manager of ASAT Finance, or counsel to ASAT Finance or any other party designated by any Manager (such approval, if given orally, to be confirmed in writing), you are authorized to waive any irregularities in connection with any tender of Original Notes pursuant to the Exchange Offer.

     6. Tenders of Original Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer--General Procedures for Tendering," and Original Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the foregoing, Original Notes that a Manager of ASAT Finance shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

     7. You shall advise ASAT Finance with respect to any Original Notes received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Original Notes.

     8.   You shall accept tenders:

          (a) in cases where the Original Notes are registered in two or more names only if signed by all named holders;

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          (b)  in cases where the signing person (as indicated on the Letter of
               Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

          (c) from persons other than the registered holder of Original Notes provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

          You shall accept partial tenders of Original Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Original Notes to the transfer agent for split-up and return any untendered Original Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

     9. ASAT Finance will exchange Original Notes duly tendered for Exchange Notes on the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. Delivery of Exchange Notes will be made on behalf of ASAT Finance by you at the rate of US$1,000 principal amount of Exchange Notes for each US$1,000 principal amount of Original Notes tendered as soon as practicable after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Original Notes by ASAT Finance; provided, however, that in all cases Original Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates, if any, for such Original Notes, (or confirmation of book-entry transfer into your account at DTC) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. Unless otherwise instructed in writing by ASAT Finance, you shall issue Exchange Notes only in denominations of US$1,000 or any integral multiple thereof.

     10. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     11. If, pursuant to the Exchange Offer, ASAT Finance does not accept for exchange all or part of the Original Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Original Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the person who deposited them.

     12. All certificates for reissued Original Notes, unaccepted Original Notes or for Exchange Notes shall be forwarded by first-class certified mail, return receipt requested under a blanket surety bond protecting you, ASAT Finance and Guarantors from loss or liability arising out of the non-receipt or non-delivery of such certificates.

     13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

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     14.  As Exchange Agent hereunder you:

          (a) unless the same constitutes your own gross negligence, willful misconduct or bad faith, you (i) shall not be liable for any action or omission to act; and (ii) you shall not be liable to a securityholder, ASAT Finance or any third party for special, indirect or consequential damages, or lost profits, arising in connection with this Agreement;

          (b) shall have no duties or obligations other than those specifically set forth in the section of the Prospectus captioned "The Exchange Offer," in the "Letter of Transmittal" accompanying the Prospectus or herein or as may be subsequently agreed to in writing by you and ASAT Finance;

          (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Original Notes or the Exchange Notes represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer or the Exchange Notes; provided however, that in no way will your general duty to act in good faith be discharged by the foregoing;

          (d) shall not be obligated to take any legal action hereunder that might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

          (e) may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you, which you reasonably believe to be genuine and to have been signed by the proper party or parties;

          (f) may act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

          (g) may conclusively rely on and shall be protected in acting upon written instructions from any officer or Manager of ASAT Finance;

          (h) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the written opinion of such counsel; and

          (i) shall not advise any person tendering Original Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Original Notes.

     15. You shall take such action as may from time to time be requested by ASAT Finance (and such other action as you may deem appropriate) to furnish copies of the Prospectus,

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          Letter of Transmittal and the Notice of Guaranteed Delivery (as
          described in paragraph (a) of the section of the Prospectus entitled "The Exchange Offer--Guaranteed Delivery Procedures") and such other forms as may be approved from time to time by ASAT Finance or its counsel, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. ASAT Finance will furnish you with copies of such documents at your request. You may direct all other requests for information relating to the Exchange Offer to ASAT Finance, Attention: Manager.

     16. You shall advise by cable, telex, facsimile transmission or telephone, and promptly thereafter confirm in writing to Manager of ASAT Finance (at telephone: (852) 2439-8788; facsimile: (852) 2407-1868) and such other person or persons as it may request, on each day upon which it receives any Letter of Transmittal (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the amount of Original Notes that have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, ASAT Finance or any such other person or persons upon oral request made from time to time prior to the Expiration Date such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to ASAT Finance and such person as ASAT Finance may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date ASAT Finance shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Original Notes tendered, the aggregate principal amount of Original Notes accepted and deliver said list to ASAT Finance.

     17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and, after the expiration of the Exchange Offer, the time and date of receipt thereof, and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to ASAT Finance.

     18. For services rendered as Exchange Agent hereunder, you shall be entitled to fees and reimbursement of expenses incurred prior to the termination of this Agreement pursuant to the letter agreement between ASAT Finance and The Chase Manhattan Bank dated ____________, 1999.

     19. You hereby acknowledge receipt of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter three documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent which shall be controlled by this Agreement.

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     20.  ASAT Finance covenants and agrees to indemnify and hold you in your capacity as Exchange Agent hereunder harmless against any loss, liability, cost or expense, including attorneys' fees and reasonable expenses arising out of or in connection with your performance of this Agreement; provided, however, that ASAT Finance shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, willful misconduct or bad faith. In no case shall ASAT Finance be liable under this indemnity with respect to any claim against you unless ASAT Finance shall be notified by you, by letter or cable or by telex confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. ASAT Finance shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if ASAT Finance so elects, ASAT Finance shall assume the defense of any suit brought to enforce any such claim. In the event that ASAT Finance shall assume the defense of any such suit with counsel reasonably acceptable to you, ASAT Finance shall not be liable for the fees and expenses of any additional counsel thereafter retained by you. If a material conflict of interest exists between you and ASAT Finance, you shall be entitled to appoint separate counsel. In such circumstances, it is understood that ASAT Finance shall not be liable for the fees and reasonable expenses of more than one separate firm for you and your agents.

     21. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Original Notes, your check in the amount of all transfer taxes so payable, and ASAT Finance shall reimburse you for the amount of any and all transfer taxes payable by ASAT Finance in respect of the exchange of Original Notes in accordance with the section of the Prospectus captioned "The Exchange Offer-Fees and Expenses"; provided, however, that you shall reimburse ASAT Finance for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

     22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. You understand that it may be required, in certain instances, to deduct 31% with respect to interest paid on the Exchange Notes and proceeds from the sale, exchange, redemption or retirement of the Exchange Notes from Holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the United States Internal Revenue Service.

     23. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

     24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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     26.  This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

     27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

          If to ASAT Finance or Guarantors:

          c/o ASAT Limited
          14th Floor, QPL Industrial Building
          138 Texaco Road
          Tsuen Wan, New Territories
          Hong Kong
          Facsimile: (852) 2407-4056
          Attn: Jerry Lee, Manager of ASAT Finance

          with a copy to:

          Milbank, Tweed, Hadley & McCloy LLP
          30th Floor, Alexandra House
          16 Chater Road,
          Central
          Hong Kong
          Facsimile: (852) 2840-0792
          Attn: Anthony Root, Esq.

          If to the Exchange Agent:

          The Chase Manhattan Bank
          450 West 33rd Street, 15/F
          New York, New York 10001-2697
          United States
          Facsimile: (212) 946-8177/8
          Attn: Valerie Dunbar

          With copy to:

          The Chase Manhattan Bank
          8 Connaught Place, 35/F
          Central, Hong Kong
          Attn: Ophelia Fong

     28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 18 and 20 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to ASAT Finance any certificates, funds, lists of information on security holders or other property then held by you as Exchange Agent or otherwise under this Agreement.

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     29.  This Agreement shall be binding and effective as of the date hereof.

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     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.


                                    ASAT (FINANCE) LLC


                                    By:  ____________________________
                                         Name:  Jerry Lee
                                         Title: Manager


Accepted as of the date first above written:
THE CHASE MANHATTAN BANK


By: ____________________________
    Name:  Valerie Dunbar
    Title: Vice President

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